Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Sheldon Saidman (719-548-9963)

Millennium Quest, Inc.
Shandong Province
People’s Republic of China

 NEWS RELEASE

INTERNATIONAL LORAIN HOLDING, INC. UTILIZES APOsm SERVICE TO GO PUBLIC AND COMPLETE PRIVATE FINANCING

Junan County, Shandong Province, May 3, 2007 - Millennium Quest, Inc., a Delaware corporation (“Millennium”) (OTCBB: MLQT.OB) announced the closing of a share exchange transaction with the shareholders of International Lorain Holding, Inc., a Cayman Islands company (“Lorain”) and a related private placement financing transaction. Millennium will operate through its consolidated indirect Chinese subsidiaries to execute the current business plan of those subsidiaries.

Under the terms of the share exchange transaction, Lorain’s shareholders were issued 697,663 shares of Millennium’s Series B Voting Convertible Preferred Stock in exchange for 100% of the issued and outstanding shares of Lorain. If converted into common stock of Millennium at the current conversion rate for conversion of the Series B Voting Convertible Preferred Stock into common stock and if all Series A Voting Convertible Preferred Stock of Millennium is converted into common stock at the current conversion rate for converting Series A Voting Convertible Preferred Stock into common stock, the shares of Series B Voting Convertible Preferred Stock received by the shareholders of Lorain after conversion to common stock will represent approximately 65.43% of the total issued and outstanding common stock of Millennium (after the closing of the private placement described below).

In conjunction with the stock exchange transaction, a private placement financing transaction was completed in which Millennium issued 299,055.78 shares of its Series B Voting Convertible Preferred Stock, along with warrants for the purchase of an additional 59,811.16 Series B Voting Convertible Preferred Stock, at a rate equivalent to $4.25 per common share post conversion and post reverse split (as described herein), in exchange for approximately $19.8 million in gross offering proceeds, before payment of commissions and fees. Also, warrants for the purchase of an additional 20,933.90 of Series B Voting Convertible Preferred Stock have been issued to Sterne, Agee & Leach, Inc. and its designees. The shares of Series B Voting Convertible Preferred Stock issued to investors in the financing transaction represent approximately 27.13% of the total issued common stock of Millennium if converted into common stock of Millennium at the current conversion rate of the Series B Voting Convertible Preferred Stock and if all Series A Voting Convertible Preferred Stock of Millennium is converted into common stock of at the current conversion rate the Series A Voting Convertible Preferred Stock. Following the consummation of the share exchange transaction and the private placement, and assuming conversion of all outstanding shares of Series A Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock into shares of common stock at the present rate of conversion and the exercise of all warrants issued, the number of issued and outstanding shares of common stock of Millennium, on a fully diluted, basis is 26,810,593.

The combined $19.8 million transaction includes “make good” provisions based on the achievement of certain net income targets for Millennium’s 2007 and 2008 fiscal years. Should Millennium, on a consolidated basis, not achieve $9.266 million in fiscal 2007 net income, purchasing shareholders in this transaction will receive up to 3,533,552 shares of common stock (after shares have been adjusted for the reverse split discussed herein) from original Lorain shareholders. Should Millennium not achieve $12.956 million in fiscal 2008 net income, purchasing shareholders in this transaction will receive up to 3,533,552 shares of common stock (after the shares have been adjusted for the reverse split discussed herein) from original Lorain shareholders. Lorain expects to achieve gross revenues of approximately $80.6 million and $110.7 million in fiscal 2007 and 2008, respectively, to support achievement of these “make good” net income targets.

Lorain is a Cayman Islands holding company that only operates through its subsidiaries, which are based in the People’s Republic of China. As a result of this exchange transaction, Si Chen, Lorain’s principal executive officer was appointed to the Board of Directors of Millennium and senior officers of Lorain were elected as executive officers of Millennium. The companies will operate on a consolidated basis, executing upon the current business plan of Lorain, under Mr. Chen’s leadership.

Mr. Chen, the new Chief Executive Officer of Millennium stated, "We want to thank our financial advisor, HFG International, Limited, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the US capital markets, with the intent of capitalizing on significant growth opportunities.” Sterne, Agee & Leach, Inc, acted as the placement agents in the approximately $19.8 million financing transaction. Heritage Management Consultants, Inc. provides professional and management and advisory services to Millennium.

Millennium’s shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, MLQT.OB.

Lorain is a leading food processing company engaging in the development, manufacture and sale of food products worldwide. Formed in 1994, the company produces hundreds of varieties of food products, categorized into three interrelated divisions: chestnut products, processed food, including frozen, canned and packaged goods, and convenience foods, consisting of meals ready to eat (MRE) and ready to cook (RTC). Lorain, headquartered in Junan County, Shandong Province, owns and operates four manufacturing facilities, two in Junan County, one in Luotian Hubei Province and one in Beijing. In addition to serving the growing food market in China, Lorain sells its products in 23 countries under both the “Lorain” brand and under private labels. Lorain currently employs over 1250 people, and sells its products through a distribution network of wholesalers, trading companies and supermarket chains. For the twelve months ended December 31, 2006, Lorain reported consolidated net sales of approximately $49.1 million and consolidated net income of approximately $5.9 million.

Lorain is investing about $16.8 million to meet the growing international and domestic demand for their products, and using about $1 million to pay off an existing bridge loan. Lorain also plans to expand its production capacity by extending the current space for workshops used in raw material preparation, adding new processing and packaging lines and increasing storage facilities.

As a result of the consummation of the share exchange and private placement transactions, Millennium intends to file within two days of this release, a preliminary information statement on Schedule 14C with the U.S. Securities and Exchange Commission. The Schedule 14C relates to the approval by Millennium’s Board of Directors and stockholders of Millennium’s Amended and Restated Certificate of Incorporation which:

•	Increases the number of Millennium’s authorized common stock;

•	Effectuates a 1 for 32.84 reverse stock split of Millennium’s common stock; and

•	Changes the name of the company to American Lorain Corporation.

The action to increase Millennium’s authorized common stock is designed primarily to accommodate the conversion of Millennium’s Series A Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock into common stock. After the amendment and restatement of Millennium’s Certificate of Incorporation, the authorized common stock of Millennium will be increased from 20,000,000 to 200,000,000 shares. Shares of Series A Voting Convertible Preferred Stock convert into shares of common stock on a 428.56 common shares for 1 Series A Voting Convertible Preferred Stock share basis, and shares of Series B Voting Convertible Preferred Stock convert into shares of common stock on a 767.635 common shares for 1 Series A Voting Convertible Preferred Stock share basis, and, thereafter, all common stock will be subject to the 1 for 32.84 reverse stock split described in the next paragraph.

The preliminary Schedule 14C information statement also described the 1 for 32.84 reverse split of Millennium’s common stock, which has been approved by Millennium’s Board of Directors and stockholders and will be effectuated by operation of the Amended and Restated Certificate of Incorporation. The 1 for 32.84 Reverse Split will reduce the number of issued and outstanding shares of Millennium’s common stock and number of shares of its common stock issuable upon conversion of the shares of Millennium’s preferred stock, and effectively increases the number of authorized and unissued capital stock available for future issuance. The 1 for 32.84 Reverse Split will become effective when the Amended and Restated Certificate of Incorporation are filed with the Secretary of State of Delaware following the expiration of the 20-day period mandated by Rule 14c of the Securities Exchange Act of 1934. All outstanding warrants and conversion rights will be adjusted to reflect the stock split such that a warrant for 1 pre-reverse split common share would be valid for .03045067 post-reverse split common shares.

When the reverse split becomes effective, each share of common stock will automatically become .03045067 shares of the new common stock.

The table below illustrates the current capital structure of Millennium and upon effectiveness of the amendment to and restatement of Millennium’s Certificate of Incorporation, after giving effect to the conversion of the Series A and B Preferred Stock into common stock and the reverse stock split:

	Before Conversion of Preferred Stock and Reverse Stock Split		After Conversion of Preferred Stock and Reverse Stock Split
Title of Issued and Outstanding Shares	Number of Shares	% Total Capital Stock	Number of Shares of Common Stock	% Total Capital Stock
Common Stock	10,508,643	1.3%	24,923,178	100%
Series A Preferred Stock	100,000	5.2%	-	0%
Series B Preferred Stock	996,718.78	93.5%	-	0%
Total		100%		100%

The approval by Millennium’s Board of Directors and stockholders of the Amended and Restated Certificate of Incorporation also operates to change the name of the company from “Millennium Quest, Inc.” to “American Lorain Corporation”. The name change to “American Lorain Corporation” will more accurately reflect the anticipated future business operations.

Additional information regarding the increase in Millennium’s authorized common stock, its 1 for 32.84 reverse stock split and the name change as well as a copy of Millennium’s Amended and Restated Certificate of Incorporation, can be found in Millennium’s Preliminary Information Statement on Schedule 14C and its Current Report on Form 8-K.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Millennium and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Millennium is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

###